Exhibit 10.3

Consultant Agreement

Consultant Agreement, made as of March 29, 2012 between Vanity Events Holding, Inc. (the “Corporation”), and Cortell Communications, Inc. (the “Consultant”).

Whereas, the Corporation wishes to assure itself of the services of the Consultant for the period provided in this Agreement, and the Consultant is willing to provide its services to the Corporation for the period under the terms and conditions hereinafter provided.

Now, Therefore, Witnesseth, that for and in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.	Engagement

The Corporation agrees to and does hereby engage the Consultant, and the Consultant agrees to and does hereby accept engagement by the Corporation in connection with the operation of the business and affairs of the Corporation, for period commencing on March 29, 2012 and ending on March 28, 2014.  The period during which Consultant shall serve in such capacity shall be deemed the “Engagement Period” and shall hereinafter be referred to as such.

2.	Services

2.1           The Consultant shall render to the Corporation the services described below, with respect to which the Consultant shall apply his best efforts and devote such time as shall be reasonably necessary to perform his duties hereunder and advance the interests of the Corporation.  The Consultant shall report to the chief executive officer of the Corporation and to such persons as the chief executive officer shall direct.

2.2           The services to be rendered by the Consultant to the Corporation shall under no circumstances include the following:

1.
Any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities required the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934.

2.	Any activities which could be deemed to be in connection with the offer or sale of securities in a capital-raising transaction.

3.	All services must be approved by the Interim Chief Executive Officer or Chief Financial Officer of Corporation prior to public dissemination.

2.3           The services to be rendered by the Consultant to the Corporation shall consist of the following:

2.3.1           Financial Public Relations

1.	Review and comments upon the Corporation’s annual and quarterly reports and other financial publications.

2.	Bring to the Corporation’s attention outstanding examples of financial presentation in other industries, including both overall reporting and portions of reports.

3.	Review and comment upon the Corporation’s financial public relations plan.

4.	Keep the Corporation informed on any externally originated information disseminated about it.

3.	Compensation

For the services and duties to be rendered and performed by the Consultant during the Engagement Period and in consideration of the Consultant’s having entered into his agreement, the Corporation agrees as follows:

(i)	To issue to the Consultant Two Hundred and Fifty Thousand (250,000) shares of Restricted Common Stock of the Corporation (the “Consulting Stock”); and

(ii)	In consideration of the above referenced conveyance in section 3(i), Consultant agrees all past unpaid invoices are satisfied.

4.	Confidential Information

Consultant recognizes and acknowledges that by reason of Consultant’s retention by and service to the Corporation before, during and, if applicable, after the Engagement Period, Consultant will have access to certain confidential and proprietary information relating to the Corporation’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses,  financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”).  Consultant acknowledges that such Confidential Information is a valuable and unique asset of the Corporation and Consultant covenants that she will not, unless expressly authorized in writing by the Corporation, at any time during the Consulting Term use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Consultant’s duties for the Corporation and in a manner consistent with the Corporation’s policies regarding Confidential Information.  Consultant also covenants that at any time after the termination of this Agreement, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Consultant or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Corporation or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Consultant to divulge, disclose or make accessible such information.  All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Consultant’s possession during the Consulting Term shall remain the property of the Corporation.  Except as required in the performance of Consultant’s duties for the Corporation, or unless expressly authorized in writing by the Corporation, Consultant shall not remove any written Confidential Information from the Corporation’s premises, except in connection with the performance of Consultant’s duties for the Corporation and in a manner consistent with the Corporation’s policies regarding Confidential Information.  Upon termination of this Agreement, the Consultant agrees to return immediately to the Corporation all written Confidential Information (including, without limitation, in any computer or other electronic format) in Consultant’s possession.

5.	Assignment

This Agreement may be assigned by the Corporation as part of the sale of substantially all of its business, provided, however, that the purchaser shall expressly assume all obligations of the Corporation under this Agreement.  Further, this Agreement may be assigned by the Corporation to an affiliate, provided that any such affiliate shall expressly assume all obligation of the Corporation under this Agreement, and provided further that the Corporation shall then fully guarantee the performance of the Agreement by such affiliate.  Consultant agrees that if this Agreement is so assigned, all the terms and conditions of this Agreement shall be between assignee and himself with the same force and effect as if said Agreement had been made with such assignee in the first instance.  This Agreement shall not be assigned by the Consultant without the express written consent of the Corporation.

6.	Survival of Certain Agreements

The covenants and agreements set forth in Article 4 and Article 5 shall survive the expiration of the Engagement Period and shall all survive termination of this Agreement and remain in full force and effect regardless of the cause of such termination.

7.	Notices

7.1           All notices permitted to be given hereunder shall be delivered by hand, telecopier, or recognized courier service to the party to whom such notice is required or permitted to be given hereunder.  Any notices delivered to the address designated for such delivery by such party, notwithstanding the refusal of such party or other person to accept such delivery.

7.2           Any notice to the Corporation or to any assignee of the Corporation shall be addressed as follows:

Vanity Events Holding, Inc.
1111 Kane Concourse, Suite 304
Bay Harbor Island, FL 33154

Attention:  Lloyd Lapidus

7.3           Any notice to Consultant shall be addressed as follows:

Cortell Communications, Inc.
1 Wellington Drive
Stamford, CT 06903

Attention:  Gary Cortell

Either party may change the address to which notice is to be addressed, by notice as provided herein.

8.	Applicable Law

This Agreement shall be interpreted and enforced in accordance with the laws of New York.

9.	Interpretation

Whenever possible, each Article of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any Article is unenforceable or invalid under such law, such Article shall be ineffective only to the extent of such unenforceability or invalidity, and the remainder of such Article and the balance of this Agreement shall in such event continue to be binding and in full force and effect.

10.           Entire Agreement; Amendments.

This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

11.           Independent Contractor.

It is understood and agreed that this Agreement does not create any relationship of association, partnership or joint venture between the parties, nor constitute either party as the agent or legal representative of the other for any purpose whatsoever; and the relationship of Consultant to the Corporation for all purposes shall be one of independent contractor.  Neither party shall have any right or authority to create any obligation or responsibility, express or implied, on behalf or in the name of the other, or to bind the other in any manner whatsoever

12.           Headings.

The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of the provisions thereof.

13.           Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Signatures evidenced by facsimile transmission will be accepted as original signatures

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

VANITY EVENTS HOLDING, INC.

By:	/s/ Lloyd Lapidus
Lloyd Lapidus, Interim CEO

CORTELL COMMUNICATIONS, INC.

By:	/s/ Gary Cortell
Gary Cortell